Filed by Money Market Obligations Trust on behalf of its portfolio Prime Value Obligations Fund

Pursuant to Rule 14a-6 of the Securities Act of 1934

Subject Company:  Money Market Obligations Trust
Commission File No. 811-5950



PRIME VALUE OBLIGATIONS FUND - PROXYLITE SCRIPT


"Hello.

We're calling because you are a shareholder with the PRIME VALUE OBLIGATIONS FUND and we are requesting your vote on several important proposals concerning the Funds.

We just sent you a package containing information on the proposals and everything you need to vote your shares. We ask that you vote as soon as possible. When you vote promptly, it saves time, money, energy and trees, by helping us avoid sending you the materials again or calling to request your vote.

You can vote quickly and easily by touch-tone phone, on the Internet or by mail. The details are in the package we sent. If you have any questions or misplaced your materials, call us at 877-256-6085.

Please vote. All of us at PRIME VALUE OBLIGATIONS FUND appreciate your prompt attention to this matter.

Thank you.

Goodbye."